Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES DOWN 1 PERCENT;

COMPARABLE STORE SALES DOWN 3 PERCENT

SAN FRANCISCO — October 7, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $1.45 billion for the five-week period ended October 2, 2004, which represents a 1 percent decrease compared with net sales of $1.47 billion for the same period ended October 4, 2003. The company’s comparable store sales for September 2004 decreased 3 percent compared with a 13 percent increase in September 2003.

Comparable store sales by division for September 2004 were as follows:

•	Gap U.S.: negative 1 percent versus positive 13 percent last year

•	Gap International: negative 10 percent versus positive 3 percent last year

•	Banana Republic: positive 6 percent versus positive 12 percent last year

•	Old Navy: negative 6 percent versus positive 16 percent last year

“Similar to August, total company merchandise margins were in line with last year,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “We were disappointed with September, but are taking a long-term view on the business and are focused on delivering Holiday product at Gap, Banana Republic and Old Navy later this month.”

Year-to-date net sales of $10.1 billion for the 35 weeks ended October 2, 2004, increased 3 percent compared with net sales of $9.7 billion for the same period ended October 4, 2003. The company’s year-to-date comparable store sales increased 2 percent compared with a 10 percent increase in the prior year.

As of October 2, 2004, Gap Inc. operated 3,038 store locations compared with 3,076 store locations last year.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Share Repurchase Program Announced

In a separate release issued today, the company also announced its Board of Directors has authorized a $500 million share repurchase program over the next 12 months, effective immediately. This program represents the company’s first step in its commitment to returning cash to its shareholders while maintaining a strong balance sheet. The share repurchase program is the first since the fourth quarter of 2000, and reflects the company’s turnaround efforts during the past two years.

More information about the share repurchase program can be found in the press release in the Financials & Media section of gapinc.com.

Forward-Looking Statements

The information made available on this press release and recording contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Jordan Benjamin
415-427-2161	415-427-4403